Exhibit 10.13

Notice of Award

RESEARCH PROJECT	Issue Date: 09/17/2010
Department of Health and Human Services
National Institutes of Health
NATIONAL INSTITUTE ON DRUG ABUSE

THIS AWARD IS ISSUED UNDER THE AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009 AND IS SUBJECT TO SPECIAL HHS TERMS AND CONDITIONS AS REFERENCED IN SECTION III

Grant Number: 5RC2DA028984-02

Principal Investigator(s):
AUDRA L STINCHCOMB (contact), PHD
Lynn Webster, MD

Project Title: Transdermal Cannabinoid Prodrug Treatment for Cannabis Withdrawal and Dependence

Dr. Stinchcomb, Audra, PhD
Chief Scientific Officer
2277 Thunderstick Drive
Lexington, KY 40505

Award e-mailed to: astin2@email.uky.edu

Budget Period: 09/01/2010-08/31/2011
Project Period: 09/30/2009 - 08/31/2011

Dear Business Official:

The National Institutes of Health hereby awards a grant in the amount of $1,932,519 (see “Award Calculation” in Section I and “Terms and Conditions” in Section III) to ALLTRANZ, INC. in support of the above referenced project.  This award is pursuant to the authority of 42 USC 241 42 CFR 52 and is subject to the requirements of this statute and regulation and of other referenced, incorporated or attached terms and conditions.

Acceptance of this award including the “Terms and Conditions” is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Each publication, press release or other document that cites results from NIH grant-supported research must include an acknowledgment of NIH grant support and disclaimer such as “The project described was supported by Award Number RC2DA028984 from the National Institute On Drug Abuse.  The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institute On Drug Abuse or the National Institutes of Health.”

Award recipients are required to comply with the NIH Public Access Policy.  This includes submission to PubMed Central (PMC), upon acceptance for publication, an electronic version of a final peer-reviewed, manuscript resulting from research supported in whole or in part, with direct costs from National Institutes of Health.  The author’s final peer-reviewed manuscript is defined as the final version accepted for journal publication, and includes all modifications from the publishing peer review process.  For additional information, please visit httj3i//publicaccess.nih.gov/.

Award recipients must promote objectivity in research by establishing standards to ensure that the design, conduct and reporting of research funded under NIH-funded awards are not biased by a conflicting financial interest of an Investigator.  Investigator is defined as the Principal Investigator and any other person who is responsible for the design, conduct, or reporting of NIH-funded research or proposed research, including the Investigator’s spouse and dependent children.  Awardees must have a written administrative process to identify and manage financial conflict of interest and must inform Investigators of the conflict of interest policy and of the Investigators’ responsibilities.  Prior to expenditure of these awarded funds, the Awardee must report to the NIH Awarding Component the existence of a conflicting interest and within 60 days of any new conflicting interests identified after the initial report.  Awardees must comply with these and all other aspects of 42 CFR Part 50, Subpart F. These requirements also apply to subgrantees, contractors, or collaborators engaged by the Awardee under this award.  The NIH website http//grants.nih.gov/policy/coi/index.htm provides additional information.

If you have any questions about this award, please contact the individual(s) referenced in Section IV.

Sincerely yours,

EDITH L. DAVIS
Grants Management Officer
NATIONAL INSTITUTE ON DRUG ABUSE

Additional information follows

SECTION I -AWARD DATA - 5RC2DA028984-02

Award Calculation (U.S. Dollars)
Salaries and Wages	$109,101
Fringe Benefits	$29,460
Personnel Costs (Subtotal)	$138,561
Consultant Services	$64,625
Supplies	$23,000
Travel Costs	$21,430
Other Costs	$3,200
Consortium/Contractual Cost	$1,502,423

Federal Direct Costs	$1,753,239
Federal F&A Costs	$179,280
Approved Budget	$1,932,519
Federal Share	$1,932,519
TOTAL FEDERAL AWARD AMOUNT	$1,932,519

AMOUNT OF THIS ACTION (FEDERAL SHARE)	$1,932,519

SUMMARY TOTALS FOR ALL YEARS

YR	THIS AWARD	CUMULATIVE TOTALS
2	$1,932,519	$1,932,519

Fiscal Information:
CFDA Number:	93.701
EIN:	1260389433A1
Document Number:	RDA028984Z
Fiscal Year:	2010

IC	CAN	2010
DA	8484901	$1,932,519

NIH Administrative Data:
PCC: MF/MKP / OC: 414E / Processed: HAIKALIS 09/17/2010

SECTION II -PAYMENT/HOTLINE INFORMATION - 5RC2DA028984-02

For payment and HHS Office of Inspector General Hotline information, see the NIH Home Page at http//grants.nih.gov/grants/policy/awardconditions.htm

SECTION III -TERMS AND CONDITIONS - 5RC2DA028984-02

This award is based on the application submitted to, and as approved by, NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a.              The grant program legislation and program regulation cited in this Notice of Award.

b.              Conditions on activities and expenditure of funds in other statutory requirements, such as those included in appropriations acts.

c.               45 CFR Part 74 or 45 CFR Part 92 as applicable.

d.              The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.

e.               This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(See NIH Home Page at ‘http://grants.nih.gov/grants/policy/awardconditions.htm’ for certain references cited above.)

ARRA TERM OF AWARD: This award is subject to the HHS-Approved Standard Terms and Conditions for the American Recovery and Reinvestment Act of 2009.  Approved text for NIH awards can be found at http://grants.nih.gov/grants/policy/NIH_HHS_ARRA_Award_Terms.pdf.  Recipients should pay particular attention to the special quarterly reporting requirements required by Section 1512 of the Recovery Act as specified in Term #2.

Carry over of an unobligated balance into the next budget period requires Grants Management Officer prior approval.

In accordance with P.L 110-161, compliance with the NIH Public Access Policy is now mandatory.  For more information, see NOT-OD-08-033 and the Public Access website:
http://publicaccess.nih.gov/.

This award provides support for one or more clinical trials.  By law (Title VIII, Section 801 of Public Law 110-85), the “responsible party” must register “applicable clinical trials” on the ClinicalTrials.gov Protocol Registration System Information Website.  NIH encourages registration of all trials whether required under the law or not.  For more information, see http://grants.nih.gov/ClinicalTrials_fdaaa/

This award represents the final year of the competitive segment for this grant.  Therefore, see the NIH Grants Policy Statement (12/1/2003 version) for closeout requirements at: http://grants.nih.gov/grants/policy/nihgps_2003/NIHGPS_Part8.htm#_Toc54600151.

A final Financial Status Report (FSR) (SF 269) must be submitted through the eRA Commons (Commons) within 90 days of the expiration date; see NIH Guide Notice NOT-OD-07-078 for additional information on this electronic submission requirement.  The final FSR must indicate the exact balance of unobligated funds and may not reflect any unliquidated obligations.  There must be no discrepancies between the final FSR and the Payment Management System’s (PMS) Federal Cash Transaction Report (SF-272).

Furthermore, unless an application for competitive renewal is submitted, additional grant closeout documents consisting of a Final Invention Statement and Certification form (HHS 568), (not applicable to training, construction, conference or cancer education grants) and a final progress report must also be submitted within 90 days of the expiration date.

NIH also strongly encourages electronic submission of the final progress report and the final invention statement through the Closeout feature in the Commons.  If the final progress report and final invention statement are not submitted electronically, copies of the HHS 568 form may be downloaded at: http://grants.nih.gov/grants/forms.htm

Submissions of the final progress report and HHS 568 may be e-mailed as PDF attachments to the NIH Central Closeout Center at: deascentralized@od.nih.gov

Paper submissions of the final progress report and the HHS 568 may be faxed to the NIH Central Closeout Center at 301-480-2304 or mailed to the NIH Central Closeout Center at the following address:

NIH/OD/OER/DEAS
Central Closeout Center
6705 Rockledge Drive, Room 2207
Bethesda, MD 20892-7987 (for regular or U.S. Postal Service Express mail)
Bethesda, MD 20817 (for other courier/express mail delivery only)

The final progress report should include, at a minimum, a summary of progress toward the achievement of the originally stated aims, a list of significant results (positive and/or negative), a list of publications and the grant number.  If human subjects were included in the research, the final progress report should also address the following:

•                                          Report on the inclusion of gender and minority study subjects (using the gender and minority Inclusion Enrollment Form as provided in the PHS 2590 and available at http://grants.nih.gov/grants/forms.htm).

•                                          Where appropriate, indicate whether children were involved in the study or how the study was relevant for conditions affecting children (see “Public Policy Requirements and Objectives-Requirements for Inclusiveness in Research Design-Inclusion of Children as Subjects in Clinical Research” in the PHS 398 at URL http://grants.nih.gov/grants/policy/nihgps_2003/NIHGPS_Part5.htm#_Toc54600090)

•                                          Describe any data, research materials (such as cell lines, DNA probes, animal models), protocols, software, or other information resulting from the research that is available to be shared with other investigators and how it may be accessed.

Note, if this is the final year of a competitive segment due to the transfer of the grant to another institution, then not all the requirements stated above are applicable.  Specifically a Final Progress Report is not required.  However, a final FSR is required and should be submitted electronically as noted above.  In addition, if not already submitted, the Final Invention Statement is required and should be sent directly the assigned Grants Management Specialist.

Treatment of Program Income:
Additional Costs

SECTION IV -DA Special Terms and Conditions - 5RC2DA028984-02

This award is restricted in its entirety.  This restriction may only be lifted by a revised notice of grant award.

RESTRICTION: The present award is being made without a currently valid certification of Institutional Review Board (IRB) approval for this project with the following restriction: Only activities that are clearly severable and independent from activities that involve human subjects may be conducted pending the NIH awarding component’s acceptance of the certification of IRB approval.  The certification of IRB approval must be submitted to the NIH awarding component within 60 days of the issue date of this award.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for research involving human subjects at any site engaged in such research for any period not covered by an Office for Human Research Protections Assurance and an IRB approval consistent with the requirements of 45 CFR Part 46.

Failure to submit the certification of IRB approval to the NIH awarding component within the 60-day period or to otherwise comply with the above requirements can result in suspension and/or termination of this award, withholding of support, audit disallowances, and/or other appropriate action.

See the NIH Grants Policy Statement, December 2003,
(http://grants2.nih.gov/grants/policy/nihgps_2003/NIHGPS_Part5.htm), pages 54-56 for specific requirements related to the protection of human subjects, which are applicable to and a term and condition of this award.

RESTRICTION: This award is issued without a Federalwide Assurance of Protection for Human Subjects for the grantee institution.  Information on and instructions for submitting and negotiating a Federalwide Assurance are available at the OHRP website http://www.hhs.gov/ohrp/.  The grantee institution must provide the National Institute on Drug Abuse (NIDA) with the submission date of required Assurance documents to OHRP and should submit these documents to OHRP in writing or via the OHRP.  The grantee is then responsible for notifying the National Institute on Drug Abuse when OHRP has approved the Assurance and for providing the National Institute on Drug Abuse with the OHRP Assurance number.  The present award is also being made without a currently valid certification of IRB approval for this project.

The grantee institution may conduct only activities that are clearly severable and independent from activities that involve human subjects until OHRP has approved an Assurance and the National Institute on Drug Abuse has received and accepted the grantee institution’s certification of IRB approval.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for any research involving human subjects prior to the National Institute on Drug Abuse’s notification to the grantee that the identified issues have been resolved and this restriction removed.

RESTRICTION: This award is issued subject to the following special condition: Only activities that do not directly involve human subjects (i.e., are clearly severable and independent from those activities that do involve human subjects) may be conducted under this award until the following issues SRG concerns have been resolved to the satisfaction of the National Institute on Drug Abuse: Dr. Stinchcomb’s response did not completely address all of the concerns) identified by the SRG.  The remaining concerns include informed consent procedures and elements of the consent process, inclusion/exclusion criteria, confidentiality and data safety/security (e.g., transmission of de-identified data from Lifetree to AllTranz), timeframes for drawing the plasma samples, details of the Data and Safety Monitoring Plan, and follow-up procedures for adverse events for the Phase I clinical trial to be conducted in Year 2 that need to be addressed before all concerns can be considered resolved.

Participant recruitment for the Phase 1 clinical trial to be conducted in Year 2 will be performed by Lifetree.  Greater specificity regarding informed consent procedures and the elements of the consent form are needed, particularly as the study involves testing the safety of an investigational drug and multiple plasma draws for extensive pharmacokinetics.  Time frames and procedures for drawing the plasma samples would be useful.  The exclusion criteria do not fully address other current drug abuse histories.  For example, while healthy volunteers are targeted and individuals consuming alcohol greater than ?2 units per day? are excluded, would individuals with a history of other current drug use who do not test positive at screening or meet past year treatment for alcohol/ drug abuse/dependence be excluded (e.g., cocaine, cannabis) from participation?

Regarding protection against risks, greater detail is needed on the procedures for how data will be transferred from Lifetree to AllTranz to ensure confidentiality.  In addition, processes for data storage to guarantee data safety/security should be explicated.  While more complete information on the anticipated drug side effects was provided, these pertain to Marinol, not the THC prodrug.  Greater clarity regarding how the highest dose of the prodrug may approximate Marinol’s side effects and procedures to protect risks to participants would be useful.

Dr. Stinchcomb’s response included additional information on the monitoring and reporting of adverse events (AE), severe adverse events (SAE), and unexpected events (UE).  While participants will be followed ?until resolution of the event (or protocol) occurs?, can the PI describe whether and how referrals for other medical care will be made? The Data and Safety Monitoring Plan (DSMP) is incomplete and does not conform to NIDA’s requirements (see http://www.nida.nih.gov/Funding/DSMBSOP.html).  An independent monitor is included; however, procedures to inform the IRB, NIH (NIDA) and/or the FDA regarding AE/SAE/UEs are unspecified.

Data and Safety Monitoring
For clinical trials, NIH policy requires that a general description of the Data and Safety Monitoring Plan (DSMP) be described in the application.  The requirements are described in the application instructions Part III 2.1.

NIH Policies may be found at:
http://grants.nih.gov/grants/guide/notice-files/not98-084.html and http://grants.nih.gov/grants/guide/notice-files/NOT-OD-00-038.html

Please discuss the need for an independent monitor or monitoring group with the PI and provide a revised DSMP in the response to OEP.

Process for resolution of concerns:
Program Staff should work with the applicant investigator to address the remaining questions/issues in order to ensure that appropriate protections for research participants are included and regulatory requirements are met.  After the mechanisms for protection have received approval from the Authorized Institutional Official, and the Program Official, a copy of the documentation that addresses protections should be forwarded to OER for concurrence after which the human subjects code will be changed to reflect resolution of human subjects concerns.

OEP Human Subjects office procedures are outlined at:
http://odoerdb2-1.od.nih.gov/oer/committees/hsp/hsp_memo_20020828r.html.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for any research involving human subjects prior to the National Institute on Drug Abuse’s notification to the grantee that the identified issues have been resolved.

This award is restricted in its entirety.  This restriction may only be lifted by a revised notice of grant award.

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Restriction: Funds included in this award for research involving live vertebrate animals are restricted and may not be used for any other purpose without the written prior approval of the NIH awarding component.  Under governing PHS Policy no funds may be drawn down from the payment system and no obligations made against federal funds for research involving live vertebrate animals prior to approval by the Office of Laboratory Animal Welfare (OLAW) of an Animal Welfare Assurance in accordance with the PHS Policy on Humane Care and Use of Laboratory Animals.  This restriction applies to the applicant organization and all performance sites (e.g., collaborating institutions, sub-contractors, sub-grantees) lacking OLAW-approved Assurances, whether domestic or inter-institutional.  If the applicant organization does not have an Animal Welfare Assurance and the animal work will be conducted at an institution with an Assurance, the grantee must obtain an Inter-institutional Assurance from OLAW.  Animal Welfare Assurances must be submitted to OLAW not later than November 30, 2009.  Failure to submit the Animal Welfare Assurance to OLAW within the required timeframe or to otherwise comply with the above requirements can result in suspension and/or termination of this award, withholding of support, audit disallowances, and/or other appropriate action.

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Pending the establishment of a negotiated Facilities and Administrative (F&A) rate, this award provides an allowance of F&A costs of 10% salaries and wages.  Upon negotiation of a rate, this award will be adjusted downward if the rate is lower; if higher, additional funds will be provided (if available).

All grantees must acknowledge funding received from the National Institute on Drug Abuse at the National Institutes of Health when issuing statements, press releases, requests for proposals, bid solicitations, and other documents describing projects or programs funded in whole or in part with NIDA money. (NIH Grants Policy Statement, Part II, Page 114- Rights in Data (Publication and Copyrighting), December 2003).

In conjunction with this requirement, in order to most effectively disseminate research results, advance notice should be given to NIDA that research finds are about to be published so that we may coordinate accurate and timely release to the media.  This information will be embargoed until the publication date.  Any press notification should be coordinated with the NIDA Press Officer who can be reached at (301) 443-6245.

We strongly encourage all of our grantees to register in the eRA Commons.  The eRA Commons provides grantees with the ability to electronically submit; e-SNAP applications, No cost extensions, Just in Time documents, Financial Status Reports, Final Progress Reports, and allows grantees to register to become e-mail enabled to receive Notice of Grant Awards (NGA).

NIDA has an interest in supporting HIV/AIDS and infectious disease research.  The purpose of this support is to develop effective prevention, treatment, and service strategies for drug abusing youth and adults.  To that end, awardees conducting HIV/AIDS research are encouraged to make every effort to incorporate scientific questions related to HIV/AIDS and other infectious diseases into research protocols.  Principal Investigators will be required to provide information related to the development of research in this area in annual progress reports to allow NIDA to assess progress regarding HIV/AIDS research.

STAFF CONTACTS

The Grants Management Specialist is responsible for the negotiation, award and administration of this project and for interpretation of Grants Administration policies and provisions.  The Program Official is responsible for the scientific, programmatic and technical aspects of this project.  These individuals work together in overall project administration.  Prior approval requests (signed by an Authorized Organizational Representative) should be submitted in writing to the Grants Management Specialist.  Requests may be made via e-mail.

Grants Management Specialist: Diana Haikalis
Email: dh84m@nih.gov Phone: (301) 435-1373 Fax: (301) 594-6849

Program Official: Moo Kwang Park
Email: MP264A@NIH.GOV Phone: (301) 443-9813

SPREADSHEET SUMMARY
GRANT NUMBER: 5RC2DA028984-02

INSTITUTION: ALLTRANZ, INC.

Budget	Year 2
Salaries and Wages	$109,101
Fringe Benefits	$29,460
Personnel Costs (Subtotal)	$138,561
Consultant Services	$64,625
Supplies	$23,000
Travel Costs	$21,430
Other Costs	$3,200
Consortium/Contractual Cost	$1,502,423
TOTAL FEDERAL DC	$1,753,239
TOTAL FEDERAL F&A	$179,280
TOTAL COST	$1,932,519